Exhibit 99.1

National Public Finance Guarantee Corporation Comments on Standard & Poor’s Rating Action

ARMONK, N.Y.--(BUSINESS WIRE)--June 5, 2009--National Public Finance Guarantee Corporation (National), an indirect subsidiary of MBIA Inc. (NYSE: MBI), issued the following statement in response to the decision today by Standard & Poor’s Ratings Services (S&P) to downgrade its insurance financial strength rating to A with a Developing Outlook from AA- Credit Watch Developing.

“We regard today’s rating action as a temporary setback,” said Tom McLoughlin, National’s Chief Executive Officer. “National is a strong, well capitalized investment grade company, and it stands alone among its competitors as the only insurer dedicated exclusively to the U.S. public finance market with a large and diverse existing book of business and the full staff and infrastructure necessary to carry out its mission. We remain committed to the U.S. public finance market and plan to raise additional capital for National as soon as circumstances reasonably allow, with the goal of achieving the highest possible ratings over time to meet the municipal market’s demonstrable need for credit enhancement. National will vigorously contest the litigation that S&P references in its decision and is moving to dismiss the lawsuits as we believe they are baseless and directly challenge the approvals of the New York State Insurance Department.”

Forward-Looking Statements

This release contains statements about future results that may constitute "forward-looking statements" within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these statements are not guarantees of future performance. There are a variety of factors, many of which are beyond the control of MBIA Inc., which is the ultimate parent company of National Public Finance Guarantee Corporation, that affect the operations, performance, business strategy and results and could cause its actual results to differ materially from the expectations and objectives expressed in any forward-looking statements. Accordingly, readers are cautioned not to place undue reliance on forward-looking statements which speak only as of the date they are made. National and MBIA Inc. do not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements are made. The reader should, however, consult any further disclosures MBIA Inc. may make in its future filings of its reports on Form 10-K, Form 10-Q and Form 8-K.

National Public Finance Guarantee Corporation, headquartered in Armonk, New York is the world’s largest U.S. public finance-only financial guarantee insurance company, with offices in New York and San Francisco. National is a wholly owned, indirect subsidiary of MBIA Inc. (NYSE: MBI). Please visit National’s Web site at www.nationalpfg.com.

CONTACT:
National Public Finance Guarantee Corporation
Media:
Kevin Brown, +1-914-765-3648
Elizabeth James, +1-914-765-3889
or
Investor Relations:
Nick Sourbis, +1-914-765-3385